              SHARE PURCHASE AND TRANSFER AGREEMENT


MADE BETWEEN

1.  Krister Lindkvist, Angshult, 341 77 AGUNNARYD

2.  Sture Bernhardsson, Ostarod 1222, 28064 GLIMAKRA

3.  Goran Nilsson, Buhult 1269, 343 73 VIRESTAD


- HEREINAFTER COLLECTIVELY REFERRED TO AS "SELLERS" AND INDIVIDUALLY AS
"SELLER" -


AND

Sauer Inc., 2800 E. 13th Street, Ames, IA 50010, Iowa, USA,


                                         - HEREINAFTER REFERRED TO AS "BUYER" -


PREAMBLE
--------

The Sellers are the sole shareholders of the company

                  CUSTOM DESIGN ELECTRONICS OF SWEDEN AB

registered in the Swedish Companies' Register under the registration no. 556496-9177 and having its registered seat at Stalgatan 1, Almhult, Sweden (hereinafter referred to as "CDE").

The fully paid in share capital of CDE amounts to SEK 100.200 divided into 1002 shares with a par value of SEK 100 each. The Sellers hold the following shares in CDE:

       Sture Bernhardsson     400 shares

       Goran Nilsson          400 shares

       Krister Lindkvist      202 shares

CDE is the sole shareholder of the company


                                  NOB ELECTRONIK AB


registered in the Swedish Companies' register under Registration no. 556263-5705 having its registered seat at Stalgatan 1, Almhult, Sweden (hereinafter referred to as "NOB"; CDE and NOB hereinafter collectively referred to as "the Companies"). NOB has a fully paid in share capital of SEK
200.400 divided into 501 shares with a par value of 400 SEK each. NOB is a consulting and manufacturing firm within the electronic business area having developed a set of electronic products mainly designed for working vehicles and partly subject of patents and patent applications.

The Buyer is predominantly interested in purchasing the business of NOB and therefore intends to acquire from the Sellers the shares of CDE and thereby indirectly of NOB.

In consideration of the premises and the mutual covenants and conditions set forth in this Agreement (hereinafter referred to as "the Agreement"), Sellers and Buyer agree as follows:


                                SECTION 1

                      OBJECT OF PURCHASE, TRANSFER


1. With economic effect as of January 1, 2000 (hereinafter referred to as the "Economic Effective Date") Sellers sell and assign their Shares in CDE in the aggregate par amount of SEK 100.200 as set forth in subset. 1 of the preamble hereto (hereinafter referred to as the "Shares") to Buyer.

    Such sale and assignment shall include all dividend rights for the past years to the extent that dividends have not yet been distributed as well as all other ancillary rights.

2.  The Buyer accept such sale and assignment.

3. The legal transfer of title shall be subject to the condition precedent that the consideration shall have been fully effected as more precisely described in Section 2 below.


                                    SECTION 2

                                   CONSIDERATION


As consideration for the transfer of the Shares, Buyer shall

    a) pay by wire transfer the following amounts to Sellers on bank accounts to be specified by the Sellers:

             to Krister Lindkvist         DM 1.376.257,--

             to Sture Bernhardsson        DM 2.752.513,--

             to Goran Nilsson             DM 2.752.513,--
                                          ---------------

             IN TOTAL                     DM 6.881.283,--
                                          ===============

    b)  deliver to the Escrow Account specified in Section 4.13 below
        103.256 duly endorsed shares of SAUER Inc. common stock (hereinafter referred to as "Purchase Shares"), which shall be allocated to the Sellers as follows:

             Krister Lindkvist            20.816 Purchase Shares

             Sture Bernhardsson           41.220 Purchase Shares

             Goran Nilsson                41.220 Purchase Shares

The Sellers shall deliver duly endorsed certificates representing the Shares and all thereto ancillary rights on the date hereof.


                                SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF SELLER


The Sellers guarantee by way of an independent guarantee that the following statements as of the date hereof, and as of the Economic Effective Date are complete and correct, except if another reference date is specifically mentioned herein.

1. The companies are duly established, organised, validly existing and in good standing under the laws of Sweden. The information contained in subset. 1 of the Preamble is true and correct in every respect.

2. The Shares in the Companies are fully paid in and are neither repaid entirely nor partially including by way of not permitted profit distribution, are non-assessable and free or secondary of other obligations or restrictions. They are neither subject to a charge nor a lien, encumbrance or other security interest and give Buyer all rights rested in an owner of shares pursuant to Swedish law.

3. Sellers are the sole and unrestricted owners of the Shares and Sellers can transfer such Shares to Buyer. There are no restrictions to sell and transfer the Shares. No third party is entitled to exercise rights relating to the Shares in case of a direct or indirect change of control over CDE. This Agreement and its implementation do not constitute a breach of any agreement by which the Sellers or CDE are bound. No third parties have any right to acquire any of the Shares.

    The same applies with respect to the Shares of CDE in NOB.

4. Except for the real estate owned by NOB located at Hackan 1, Almhult as set forth in Schedule 3.4 the Companies do not own any other real estate. The excerpts from the land register attached in Schedule 3.4 are still up to date and reflect properly the legal and actual status of the real estate. There are no other mortgages, encumbrances, liens, charges, any other securities rested on the land or rights of third parties, regardless whether they are registered or not registered than those set forth in Schedule 3.4

5. The Companies do not hold, directly or indirectly, shares or participations in any other companies, partnerships, foundations or enterprises.

6. The presently valid versions of the Articles of Association of the Companies are enclosed as Schedule 3.6. There are no supplementary or side agreements with respect to the Articles of Association of the Companies; especially, there are no voting or trust agreements, sub-participation agreements, silent partnership agreements, intercompany agreements, shareholder agreements, control agreements or similar agreements.

7. Attached hereto as Schedule 3.7 are the audited Companies' annual reports as per December 31, 1998 and as per December 31, 1999 (hereinafter referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with the statutory provisions concerning annual accounts and the Swedish General Accepted Bookkeeping and Accounting Principles (Swedish GAAP) and present a true and fair view of the financial situation of the Companies as well as of their business results.

    All legal provisions and all general accepted principles for the evaluation and depreciation (including, but not limited to, the application of the principles of completeness, balance sheet continuity and continuity of evaluation) have been applied.

8. The Companies do not have any obligations or liabilities accrued or contingent which exist on the Economic Effective Date or may arise from acts, omissions or circumstances prior to the Economic Effective Date, which are not reflected in or reserved for in the

    Financial Statements or which have been incurred thereafter outside the ordinary course of business.

9. Apart from the reservations made in the Financial Statements, no product warranty claim or product liability claim relating to products sold by the Companies prior to the Economic Effective Date have been raised nor, to the best of Seller's knowledge, is there any threat of a product warranty or product liability claim.
    The Buyer is however informed of a claim of goodwill nature that has been raised in January 2000 and which is accounted for in Schedule 3.9

10. With the exception of the floating charges and the mortgages, the Companies have good and marketable title to all of their assets, whether tangible or intangible, free and clear of all claims, liens, charges, encumbrances, restrictions on transfer and defects from any nature, whatsoever.

    The machinery, equipment, motor vehicles, furniture and other tangible personal property reflected on the balance sheet as per December 31, 1999 were, as of the date hereof, maintained in accordance with standard industrial practises.

11. There are no loan agreements or other agreements related to loans except as enclosed in Schedule 3.11.

12. Schedule 3.12 contains the insurance contract maintained by NOB with respect to its business.

    There is nothing indicating that the insurance contract attached in
    Schedule 3.12 might be terminated or that premiums might be increased. All premiums under the insurance contract set forth in Schedule 3.12 hereto until the Economic Effective Date have been or will be paid in a timely manner.

13. Schedule 3.13 is a true and complete list of each contract, to which the Companies are bound, for example, but not limited to, corporation contracts, joint ventures, supply contracts, license agreements, lease agreements, manufacturing contracts, agency agreements, agreements with advisors and consultants, agreements with managing directors, as well as other important agreements, which the Companies are a party to, which either

         - involves payments by the Companies or by Sellers in relation to the Companies of more than SEK 500.000 p.a. as provided as consideration in such contract; or

         - extends (without right of termination by Seller or the Companies) more than 1 year from the date hereof.

    Schedule 3.13 also contains copies of the unanimous termination of the lease agreement between NOB and EMC Center Smaland AB with effect as of December 31, 1999 and of the purchase contract between NOB and EMC Center Smaland AB regarding the fixed assets of EMC Center Smaland AB as well as a consulting- and lease agreement with Storningskonsult AB.

14. The Companies' Standard Terms for Sale provide an exclusion of liability for consequential damages; except as disclosed in Schedule 3.14 the Companies have confirmed all orders for their products with reference to the Standard Terms for Sales Contracts within the last 18 months. True and complete copies of the documents referred to above have been delivered to Buyer or its representatives; all of the rights, contracts, agreements, licenses, plans and leases set forth therein are, to the best of Sellers' knowledge, valid and enforceable in accordance with their respective terms for the period stated therein; neither Sellers nor the Companies being a party thereto or bound thereby are in default or have been given any notice of any default in the performance of its respective obligations thereunder.

15. The Companies are neither bound nor obliged by a performance, surety or other bond and have never issued and is not obliged by any letter of credit.

16. Except as disclosed in the list attached as Schedule 3.16, the change of ownership and the execution and consummation of this Agreement do not give rise to an independent right to change or terminate any of the agreements as listed in Schedule 3.13, in any repayment of any grants, tax advantages or comparable benefits granted to the Companies or the acceleration of any material obligation of the Companies or the reduction or termination of any supply or delivery relationship with suppliers or customers of the Companies.

17. Except as disclosed in Schedule 3.17 there are no claims, actions, suits, proceedings or investigations pending or, to the best of Sellers' knowledge, threatened against or relating to the Companies or their assets or in any way affecting this Agreement or the transactions contemplated hereby, nor, is there, to the best of Sellers' knowledge, a basis for such claims, action, suit, proceeding or investigation. There is no order, decree or judgement of any kind in existence with respect to the business of the Companies enjoining or restraining the Companies, or any officer or employee of the Companies from taking any action of any kind and with respect to the Companies business.

    The Companies and the Sellers are not in default with respect to any order, judgment, writ, injunction or decree of any governmental agency or instrumentality or any other public authority.

18. Schedule 3.18 is a true and correct list of the patents, patent applications, trademarks and other Industrial Property Rights (hereinafter referred to as "Industrial Property Rights") owned or controlled by Sellers or the Companies and used in the business presently performed by the Companies or intended to be used by the Companies in future. The validity of such Industrial Property Rights and the title thereto has not been questioned in any litigation or, to the best of Sellers' knowledge, in any threatened litigation.

    None of the claims of Industrial Property Rights set forth in Schedule
    3.18 have been reduced or withdrawn. No other Industrial Property Rights than set forth in Schedule 3.18 are necessary for the continuation of the Companies business.

    The Companies are not, to the best of Sellers' knowledge, infringing upon or otherwise violating the rights of any third party with respect to any industrial property rights, copyright, know how or trade secret, or, where applicable, applications hereto; no proceedings have been instituted or threatened, nor has any claim been made against the

    Sellers or the Companies alleging any infringements or violation of any of the rights mentioned above.

    So far not owned by them the Companies own or possess adequate licenses or other rights to use all Industrial Property Rights, patents, proprietary information, copyrights, formulae, production outlines and development records used in the business. The Companies have made an extensive check-up and evaluation of their need and coverage as to computer program licenses and possess, as of the date hereof, enough licenses with regard to the number of work stations. Except as disclosed in Schedule 3.18 A) the Companies are not required and, to the best of Sellers' knowledge, will not be required to pay any royalty, license fee or a similar compensation fee in connection with industrial property rights. There are no rights or claims of any officer, director or employee of the Companies or any other third party related to the Industrial Property Rights, know how and the business trade secrets.

19. The Companies have filed all tax returns when due, and has paid all due taxes, public dues, social security charges and other charges, and has paid all related delayed charges and penalties and has made sufficient reserves for all taxes and/or charges resulting from circumstances before the Economic Effective Date, respectively shown such tax liabilities in the Financial Statements.

    The Buyer is informed of a possible re-taxation during 2000 as to value added tax for the personal computers leased by the personnel from the Companies according to contracts from 1996 and 1998 as a result of a new tax law from 1999 as specified in Schedule 3.19. The financial obligations of the Companies related hereto will not exceed SEK 50.000.

20. The Companies have all requisite licenses, permits, certifications and other approvals from all federal, state, local and foreign authorities to the extent necessary and material to the conduct of the business performed by the Companies and to the ownership of the assets of the business (collectively referred to as the "Operating Permits"). The Companies on the date hereof, are not, to the best of Sellers' knowledge, in violation of any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the regulations to employment discrimination, occupational safety, government contract or corrupt practises) and has not been in any such violation within the past 5 years. The Companies have not had notice or communication from any federal, state, local or foreign governmental or regulatory authority or otherwise of any such violation during the last 6 years. The Buyer is informed that an inspection made by the public authority as to the employment environment protection has taken place; the results of this inspection will not lead to any financial obligations of the Companies or the Buyer, as specified in Schedule 20. None of the Operating Permits will be invalidated, terminated or become subject to a modification solely as a result of the consummation of the transaction, contemplated by this Agreement.

21. Schedule 3.21 includes the individual labour contracts with employees of the Companies as well as a list properly reflecting the 43 employees of NOB with their year of birth, date of employment, present position and present income and benefits. Except for the Companies' policy as described in Schedule 3.21 A) the labour contracts between the Companies and the employees do not grant any specific rights as to, e.g., profit sharing, boni, period of termination etc.

    There are no pension commitments, benefit plans, shop agreements or collective bargaining agreements by which the Companies are bound other than those listed in Schedule 3.21 B).

    The Companies are, to the best of Sellers' knowledge, in compliance with all laws regarding employment and employment practises, terms and conditions of employment, wages and hours and are not engaged in any unfair labour practices. There are no claims of former employees against the Companies nor, to the best of Sellers' knowledge, are such claims threatened.

22. In Schedule 3.22 the 10 major customers of the Companies are listed and the according agreements with such customers are attached. To the best of the Seller's knowledge, there is no indication that the business with such customers will be reduced or terminated except for effects resulting from the general economic environment or the development of the market situation.

23. There are no activities, actions or releases (including continuing releases) of the Companies' business prior to the Economic Effective Date, including without limitation any arrangement for the disposal of any hazardous material of whatever nature (substance, material, fluid, waste or chemical), which are a violation of environmental law, in each case with respect to the property owned, controlled or operated by the Companies or its business prior to the Economic Effective Date or which relate to or arise in connection with events or releases occurring before the Economic Effective Date at or upon any property not owned, controlled or operated by the Companies.

24. Except as set forth in Schedule 3.24 or any other Schedule to this Agreement, since December 31, 1999, there have not been, without the written consent of the Buyer, any events, which might result in the guarantees in this Section 3 no longer being true, complete or complied with or transactions, which are not within the ordinary course of business of the Companies.

25. The Companies have not entered into any competitive or trust agreement and have never received any communication from any national, European or international antitrust or merger task forces. The Companies have never violated any national, European or international antitrust, merger or competition act.

26. All facts known to any Seller, which are relevant for purposes of assessing the Companies as well as the business and which might be relevant for the Buyer's decision concerning the acquisition have been disclosed to the Buyer in writing.

27. As the Companies are planned to be integrated in the Buyer's business, the Sellers and the Buyer agree that circumstances related to the transition and the concentration of business focus may affect the business with existing customers.

    As of the date hereof, there is, to the best of Sellers' knowledge, no indication of a material adverse change in the performance of the Companies business except for effects resulting from general economic environment and the market situation.

28. The Sellers have not negotiated any sale of the Companies or their business with any third party within the last 4 years.


                                   SECTION 4

                                INDEMNIFICATION


1. If a guarantee in Section 3 above is untrue, incomplete or not complied with, the Sellers shall, subject to the limitations set out in this
    Section 4, indemnify Buyer, or at its a choice, the Companies, for any damage including reasonable expenses, which would not exist, if such guarantee were true, complete and complied with. This obligation exists regardless of whether or not the misrepresentation or misstatement is attributable to the negligence of the Sellers.

    The same shall apply with respect to any damage and reasonable expenses arising from the failure of the Sellers to perform any agreement, covenant or undertaking required by this Agreement to be performed with respect to the Companies' business.

2. The liability of the Sellers under Section 4 section 1 above shall be joint and several. However the joint and several liability shall be limited for each Seller up to an amount equal to the value of his Pro rata Ownership.

3. The Sellers shall not be liable for any claim in respect of the guarantees unless the amount for any individual claims exceeds SEK 75.000 and the aggregate amount of liability of the Sellers for claims in respect of the guarantees exceeds SEK 750.000, in which event the Buyer shall be entitled to claim the full amount of the damage including the first SEK

    750.000. The total liability of the Sellers under this Section 4 shall be restricted to DM 5 million.

4. The Sellers shall not be liable for a breach of any of the guarantees to the extent that the Buyer's claim against the Sellers is otherwise compensated for without cost to the Buyer. If in respect of any matter which would give rise to a breach of the guarantees, the Buyer receives full compensation of its claim against the Sellers under any policy of insurance, then no such matter shall be subject of a claim under the guarantees.

5. No claim shall lie against the Sellers under the guarantees to the extent that it is shown that such claim is attributable to any voluntary act, omission, transaction or arrangement which has been wilfully or gross negligently caused by the Buyer, or on its behalf, by persons deriving their title from the Buyer.

6. No liability shall arise in respect of any breach of the guarantees if and to the extent that liability for such breach occurs or is increased as a result of any tax legislation not in force as of the date of the signing of this Agreement which takes effect retrospectively.

7. The Buyer shall give the Sellers the opportunity to repair the breach of the guarantee, under Section 3 within a reasonable time period, at the latest within 30 days.

8. Upon the Buyer becoming aware of any claim, action or demand in respect of the guarantees, the Buyer shall

    a) as soon as practicable notify the Sellers as soon as it appears to the Buyer that the Sellers or any of them are or may become liable under the guarantees;

    b) subject to the Sellers indemnifying the Buyer to its reasonable satisfaction against any liability, cost, damages or expenses which may be incurred thereby, take such action, give such information and access to personnel, premises, documents and records to the Sellers and their professional advisors as the Sellers may reasonably require; and the Sellers shall be entitled to require the Buyer to take such reasonable action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereto;

    d) make no admission of liability, agreement, settlement or compromise with any third parties in relation to such claim without the prior written approval of the Sellers which is not to be unreasonably withheld.

9. If a tax audit of the Companies for the time period until the Economic Effective Date takes place, the Buyer shall allow representatives of the Sellers to participate at the Sellers' expense in such tax audit. Furthermore, the Buyer shall enable the Sellers to file, with respect to taxes relating to time periods until the Economic Effective Date, all proceedings before the competent authorities and/or courts and make available to the Sellers all information and documents (including a power of attorney) reasonably required to safeguard the interests of Sellers.

10. The Buyer shall not be entitled to exercise its rights under or in connection with this Agreement, if the Buyer, its accountants, legal advisors or any of its directors or employees were aware by written documentation provided to Buyer of the fact that a guarantee is untrue, incomplete or not complied with or a failure of the Sellers or the Companies to perform any agreement, covenant or undertaking required by this Agreement is existing.

11. The claims of the Buyer under this Section 4 above shall be time-barred 18 months after the date hereof, provided, however, that claims directly or indirectly relating to taxes shall be time-barred 3 months after they have finally and completely been assessed.

12. The Buyer shall be entitled to no indemnification of whatever kind other than those mentioned in this Section 4 except for damages and losses based on wilful acts or gross negligence.

13. For purposes of securing the Buyer's claims regarding the violation of guarantees given by the Sellers in Section 3 hereof, an escrow account shall be opened by the parties hereto for a time period of 18 months upon the signing of this Agreement ("Escrow Period"), to which Buyer shall deliver and pledge the Purchase Shares. The conditions of such escrow account are set forth in Schedule 4.13.


                                     SECTION 5
                       HANDING OVER OF BUSINESS DOCUMENTS; SECRECY

1. On the date hereof, Sellers shall hand over all documents and information, whether written, stored on data storage medias or otherwise related to the business of the Companies to the Companies or, at Buyer's sole discretion, to Buyer.

2. Sellers shall not at any time disclose to any party other than the Buyer any secret or confidential information, knowledge or data - including all copies - (including, without limitation, customer lists, pricing lists, service manuals, trade secrets, processes, formulae, plans and proposals) of the Companies' business as of the Economic Effective Date. Nothing herein is intended to preclude Sellers from submitting such data or information in connection with tax returns or other lawful requirements of governmental agencies or authorities.

                                     SECTION 6
                               COVENANT NOT TO COMPETE

Until December 31, 2002 the Sellers shall not compete, neither directly nor indirectly, in any manner with the Companies' or the Buyer's business in particular, but not limited to establish, participate in or support any enterprise or other legal entity engaged in such business. Buyer and Sellers will conclude employment agreements in the form attached hereto as Schedule 6. The consideration agreed upon in Section 2 hereof also covers this covenant not to compete.


                                     SECTION 7
                                    MISCELLANEOUS


1. All notices and all other communciation given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or send by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

    a)  IF TO BUYER, TO:

        SAUER Inc.
        attn. Mr. John Langrick
        Krokamp 35
        D-24539 Neumunster
        Germany

    b)  IF TO SELLERS, TO:

        1.  Krister Lindkvist, Angshult, 341 77, Agunnaryd
        2.  Sture Bernhardsson, Ostarod 1222, 28064 Glimakra
        3.  Goran Nilsson, Buhult 1269, 343 73 Virestad.

    or at such other addresses as either of the parties hereto shall have specified.

2. Sellers shall, at any time after the Economic Effective Date, upon request of Buyer, execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered, all such further acts and legal declarations as maybe reasonably required for the consummation of this Agreement.

3. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other party for a period of 18 months after the date hereof. Afterwards, the rights of the Buyer under this Agreement are freely assignable.

4. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns; nothing in this Agreement expressed or implied is intended to confer on any other person, other than the parties hereto, any rights, remedies, agreements, undertakings, obligations or liabilities under or by the reason of this Agreement.

5. This Agreement (including all documents referred to herein) constitutes the entire agreement between the parties and supersedes all other prior agreements and understandings, both oral and written, between the parties, with respect to the subject matter thereof. This Agreement has 21 numbered Schedules, which shall be deemed to be part of this Agreement.

6. The Buyer and the Sellers shall consult with one other before issuing any press release or public announcement about the transactions contemplated by this Agreement. Except as maybe required by applicable law, no party shall issue any press release or other public announcement without the consent of the other party, which consent shall not be unreasonably withheld.


                                     SECTION 8
                             WRITTEN FORM AND SEVERABILITY

1. This Agreement including this provision cannot be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto.

2. Should any provision of this Agreement or any part of any provision of this Agreement be or become invalid, the validity of the remaining provision or the remaining provision shall remain unaffected thereby. The parties hereto shall in such cases agree on a valid provision or a valid part of a provision, which most closely reflects the economic objective pursued by the parties. The same principle applies, if this Agreement proves to be incomplete.


                                     SECTION 9
                            GOVERNING LAW AND ARBITRATION

1. This Agreement shall be governed, construed and enforced in accordance with the substantive laws of Sweden as applicable between domestic parties.

2. All disputes arising out of or in connection with this Agreement shall be finally settled according to the Rules of Arbitration of the International Chamber of Commerce, Paris (ICC) by three Arbitrators to be appointed in accordance with said rules. The language of arbitration shall be English. The place of arbitration shall be Copenhagen. Except for reliefs as preliminary injunction and the like the recourse to the state courts shall be excluded.


                                     SECTION 10
                                  COSTS AND EXPENSES

All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Almhult, January 24, 2000


                                               SAUER Inc.


/s/ Krister Lindkvist                          /s/ Albert Zahalka
----------------------------                   ----------------------
(Krister Lindkvist)


/s/ Sture Bernhardsson
----------------------------
(Sture Bernhardsson)


/s/ Goran Nilsson
----------------------------
(Goran Nilsson)